Exhibit 5


                               September 28, 1999

The Board of Directors
Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225

                              Tredegar Corporation
                       Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as Virginia counsel to Tredegar Corporation, a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement under the Securities Act of 1933, as amended, with respect to 2,857,450 shares of the Company's Common Stock, without par value (the "Shares"), to be offered pursuant to the Company's Amended and Restated Incentive Plan (the "Plan").

         In rendering this opinion, we have relied upon, among other things, our examination of the Plan and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such registration statement, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

         2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                     Very truly yours,

                                     /s/ Hunton & Williams

                                     Hunton & Williams